Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Eileen Cassidy Rivera
eileen.rivera@vangent.com
VANGENT, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2008 RESULTS
—Full Year 2008 Revenue Up 9.5% over 2007—
Arlington, VA, March 10, 2009 — Vangent, Inc., a leading global provider of information management and strategic business process outsourcing services, today announced its fourth quarter and full year 2008 results.
Vangent reported revenue of $558.3 million for the full year ended December 31, 2008, up $48.2 million or 9.5% compared to $510.1 million at year end 2007. For the fourth quarter ended December 31, 2008 revenue grew $9.9 million, or 6.7% to $157.5 million, compared with $147.6 million in the fourth quarter of 2007. Increased revenue primarily reflects growth in the Government Group, which for the full year increased 12.6% or $50.6 million over 2007.
Vangent’s net loss was $26.5 million for the year ended December 31, 2008 compared to a net loss of $22.4 million for the comparable period a year ago. The increase of $4.1 million in the net loss for 2008 reflects the goodwill impairment charge of $16.8 million for 2008 related to the Human Capital and International segments. Adjusted EBITDA increased 2.5% to $73 million for the full year 2008, compared with $71.2 million at year end 2007. On a quarterly basis, Adjusted EBITDA was $20.8 million compared with $24.3 million in the fourth quarter of 2007.
“Despite an unprecedented challenging economic environment, 2008 was a successful year for Vangent,” said Mac Curtis, President and Chief Executive Officer of Vangent. “We continued to execute our strategic plan and delivered solid revenue growth. As we look ahead, we believe we are well positioned for continued success in 2009, especially as we identify and capitalize on significant opportunities with the new Administration, and as we continue to build on our successes in healthcare, education and international businesses.”
Contract Awards, Backlog & Operational Highlights
Vangent booked $253.4 million of new business in the fourth quarter. For the full year ended December 31, 2008, Vangent booked $545 million in new awards – the highest in the Company’s history. The Company’s current new business pipeline stands at a robust $3.2 billion.
Vangent’s total contract backlog, which is the amount of revenue the company expects to realize over the remaining term of the contracts, including the base period and all option years, was $1.7 billion at December 31, 2008. Vangent’s funded backlog, which is the portion for which funding has been authorized, was $522.8 million at the end of 2008.
During the fourth quarter, Vangent completed its most successful open enrollment period with the Centers for Medicare & Medicaid Services (“CMS”) customer. In addition, Vangent won several key contracts:
•	$64 million contract with Mexico’s Social Security agency to design, build and operate a full biometric identity management system;

•	$61 million contract with the Department of State’s National Passport Information Center to design, build and operate a multi-channel customer contact center; and

•	$30 million contract with the Department of Defense Military Health System called Traumatic Brain Injury and Behavioral Health to design, build and test a clinical IT system and to develop an electronic health record to track the progress and treatment of military personnel.
Mr. Curtis continued, “The fourth quarter capped a successful year for our Company with important new business wins and the successful completion of the CMS open enrollment period. Importantly, we reached a record number of employees at the end of the year, which directly translates to impressive revenue growth for the business.”
Liquidity, Cash Flow and Balance Sheet Information
Total long-term debt decreased from $428.2 million at December 31, 2007 to $420.4 million at December 31, 2008. Cash and cash equivalents were $21.1 million at December 31, 2008 compared to $26.1 million at December 31, 2007, a decrease of $5.0 million. Cash flow from operations for the year ended December 31, 2008 was $18.4 million, up from $12.0 million in 2007. Vangent’s total liquidity, which includes $47.6 million available under its revolving credit facility, was $68.7 million.
Q4 2008 and Fiscal 2008 Year-End Financial Results Conference Call: Will take place on Tuesday, March 10 at 9:30 am ET. Interested parties may call (877) 723-9509 and request the “Vangent Q4 and Fiscal 2008 Year-End Financial Results Conference Call,” conference ID # 1084682.
Audio Replay: A replay of the earnings call can be heard after 2 p.m. on March 10, 2009 until March 24, 2009. To hear the replay, dial (888) 203-1112 and enter the same conference ID # 1084682. For interested parties outside the U.S. and Canada, dial (719) 457-0820 and enter the same conference ID #.
Vangent’s fourth quarter and full-year 2008 financials including the Management Discussion and Analysis will be made available on the company’s website at www.vangent.com following the completion of the Vangent Q4 and Full Year 2008 Results Conference Call.
About Vangent, Inc.
With over 7,000 employees worldwide, Vangent, Inc. is a global provider of Consulting, Systems Integration, Human Capital Management and Strategic Business Process Outsourcing services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, Justice, Labor, State and the U.S. Office of Personnel Management, as well as Fortune 500 companies. Headquartered in Arlington, Virginia, the company has offices throughout the U.S. and in the U.K., Canada, Mexico, Venezuela and Argentina.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary
(unaudited)
(in millions)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2007	2008		2007 (a)	2008

Revenue	$147.6	$157.5		$510.1	$558.3

Net Loss	(2.0)	(15.1	)(b)	(22.4)	(26.5	)(b)

Adjusted EBITDA (c)	24.3	20.8		71.2	73.0

	December 31,
	2007	2008

Cash and Cash Equivalents	$26.1	$21.1

Long -Term Debt	428.2	420.4

Contract Backlog	1,769.9	1,698.0

Funded Backlog	363.6	522.8

(a)	Revenue, net loss and adjusted EBITDA for the year ended December 31, 2007, represents the mathematical addition of the Predecessor Entity for the period January 1 to February 14, 2007, and the Successor Entity for the period February 15 to December 31, 2007.

(b)	The net losses for the three months and for the year ended December 31, 2008, reflect a goodwill impairment charge of $16.8 million.

(c)	A reconciliation between certain non-GAAP financial measures and reported financial results is provided as an attachment to this press release.

Vangent, Inc. (formerly Pearson Government Solutions Business)
Condensed Consolidated Statements of Operations
(in thousands)

	Successor Entity		Predecessor Entity	Successor Entity
	Three Months		Period	Period	Year
	Ended		January 1 to	February 15 to	Ended
	December 31,		February 14,	December 31,	December 31,
	2007	2008	2007	2007	2008

Revenue	$147,564	$157,471	$58,833	$451,220	$558,271

Cost of revenue	122,278	132,621	48,187	376,374	462,191

Gross profit	25,286	24,850	10,646	74,846	96,080

General and administrative expenses	12,945	10,600	9,383	42,927	49,302

Selling and marketing expenses	2,990	3,805	1,940	14,029	15,768

Goodwill impairment charge	—	16,751	—	—	16,751

Operating income (loss)	9,351	(6,306)	(677)	17,890	14,259

Interest expense	9,816	9,059	34	34,467	35,954

Interest income	(464)	(108)	(44)	(1,025)	(742)

Income (loss) before income taxes	(1)	(15,257)	(667)	(15,552)	(20,953)

Provision (benefit) for income taxes	1,995	(174)	(292)	6,497	5,554

Net loss	$(1,996)	$(15,083)	$(375)	$(22,049)	$(26,507)

Vangent, Inc. (formerly Pearson Government Solutions Business)
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2007	2008

Assets
Current assets:
Cash and cash equivalents	$26,093	$21,134
Trade receivables, net	112,292	129,859
Other receivables and prepaid items	15,470	12,413

Total current assets	153,855	163,406

Property and equipment, net	27,579	27,152
Goodwill and intangible assets, net	499,900	464,865
Deferred debt financing costs and other	12,734	10,851

Total assets	$694,068	$666,274

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$7,325	$—
Accounts payable and accrued expenses	63,248	73,172
Accrued interest	8,547	8,304
Other	5,296	6,657

Total current liabilities	84,416	88,133

Long-term debt, net of current portion	420,875	420,366
Other liabilities	8,488	13,138

Total liabilities	513,779	521,637

Stockholder’s equity	180,289	144,637

Total liabilities and stockholder’s equity	$694,068	$666,274

Vangent, Inc. (formerly Pearson Government Solutions Business)
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Predecessor
	Entity	Successor Entity
	Period	Period	Year
	January 1 to	February 15 to	Ended
	February 14,	December 31,	December 31,
	2007	2007	2008
Cash flows from operating activities
Net loss	$(375)	$(22,049)	$(26,507)
Goodwill impairment charge	—	—	16,751
Depreciation and amortization	2,369	29,525	34,599
Equity-based compensation expense	1,477	909	1,053
Deferred income taxes	(19)	4,952	4,157
Net change in operating assets and liabilities	(22,348)	17,510	(11,643)

Net cash (used in) provided by operating activities	(18,896)	30,847	18,410

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(615,206)	(3,892)
Capital expenditures	(3,727)	(7,406)	(9,638)

Net cash used in investing activities	(3,727)	(622,612)	(13,530)

Cash flows from financing activities
Proceeds from issuance of common stock	—	203,466	—
Proceeds from issuance of long-term debt		445,000	—
Repayment of long-term debt		(16,800)	(7,834)
Debt financing costs	—	(14,498)	—
Investment from parent and other	13,271	635	(254)

Net cash provided by (used in) financing activities	13,271	617,803	(8,088)
Effect of exchange rate changes on cash and cash equivalents	(166)	55	(1,751)

Net (decrease) increase in cash and cash equivalents	(9,518)	26,093	(4,959)
Cash and cash equivalents, beginning of period	11,713	—	26,093

Cash and cash equivalents, end of period	$2,195	$26,093	$21,134

Vangent, Inc. (formerly Pearson Government Solutions Business)
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2008	2007 (a)	2008
Net loss	$(1,996)	$(15,083)	$(22,424)	$(26,507)
Provision for income taxes	1,995	(174)	6,205	5,554
Interest expense, net	9,352	8,951	33,432	35,212
Depreciation and amortization	8,771	8,273	31,894	34,599

EBITDA (b)	18,122	1,967	49,107	48,858

Goodwill impairment charge	—	16,751	—	16,751
Equity-based compensation expense	434	213	2,386	1,053
TSA adjustment	84	(105)	1,329	(48)
Net transition and contract settlement costs	5,604	1,567	17,501	4,937
Management fee	101	292	914	1,164
Other	—	159	7	281

Adjusted EBITDA (c)	$24,345	$20,844	$71,244	$72,996

(a)	The net loss for the year ended December 31, 2007, represents the mathematical addition of the Predecessor Entity for the period January 1 to February 14, 2007, and the Successor Entity for the period February 15 to December 31, 2007.

(b)	EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. Management uses this measure as an indicator of operating performance. EBITDA is not an indicator of financial performance under generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.

(c)	Adjusted EBITDA is adjusted to exclude (i) noncash goodwill impairment charge, (ii) equity-based compensation expense, (ii) non-recurring contract settlement costs, (iii) legal expenses payable by Pearson in connection with an investigation into a contract awarded to NCS Pearson, Inc. by the Transportation Security Administration (“TSA”) in 2002 and all potential reserves related to the settlement of such claim, and (iv) certain costs resulting from our separation from Pearson plc net of certain overhead and infrastructure costs.
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